UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Liberty Tax, Inc.
(Name of Registrant as Specified In Its Charter)

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LIBERTY TAX, INC.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

August 12, 2019

Dear Fellow Stockholder:

You are cordially invited to attend Liberty Tax, Inc.'s 2019 Annual Meeting of Stockholders, which will be held on Thursday, September 12, 2019 at 11:30 a.m., Eastern Time, at our corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Details regarding admission to the meeting and the business to be conducted are described in this Proxy Statement. We have also made available with this Proxy Statement a copy of our Annual Report to Stockholders, which includes our 2019 audited consolidated financial statements and provides information about our business.

The attached Proxy Statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying Proxy Statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying Proxy Statement.

The Company’s Board of Directors welcomes and appreciates the interest of all our stockholders in Liberty Tax, Inc.’s affairs and encourages those entitled to vote at the Annual Meeting to take the time to do so. We hope you will attend the Annual Meeting, but whether or not you expect to be personally present, please vote your shares by signing, dating and promptly returning the enclosed proxy card in the accompanying postage-paid envelope. We look forward to your attendance at the meeting and the opportunity to review our developments over the past months and to share with you our plans for the future.

On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

Andrew M. Laurence Chairman of the Board of Directors Liberty Tax, Inc.

LIBERTY TAX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 12, 2019

The Annual Meeting of Stockholders of Liberty Tax, Inc. (the "Company") will be held at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454, on Thursday, September 12, 2019 at 11:30 a.m., Eastern Time (the "2019 Annual Meeting").

The 2019 Annual Meeting will be held for the following purposes:

1.	Election of nine (9) directors to the Board of Directors, each to serve until the 2020 annual meeting and until their successors are elected and qualified;

2.    Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the
Proxy Statement; and

3.    Transaction of any other business that properly comes before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The Board of Directors has fixed the close of business on July 26, 2019 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

Stockholders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), as of the close of business on July 26, 2019 are entitled to receive notice of, and to vote at, the 2019 Annual Meeting. In addition, holders of the Company’s Voting Non-Economic Preferred Stock, par value $0.01 per share (“Preferred Stock”), are also entitled to receive notice of, and to vote at, the 2019 Annual Meeting. Included in these materials are the Proxy Statement and the Company's 2019 Annual Report to Stockholders ("2019 Annual Report"), which includes the Company's audited consolidated financial statements for the fiscal year ended April 30, 2019 ("Fiscal 2019"). The notice and proxy card are filed as part of the Proxy Statement. These materials are being sent to stockholders on or about August 12, 2019 and are also available online at the Company's website at www.libertytax.com and at the Securities and Exchange Commission ("SEC") website at www.sec.gov.

By Order of the Board of Directors,

M. Brent Turner Interim President and Chief Executive Officer Liberty Tax, Inc.

Virginia Beach, Virginia
August 12, 2019

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND VOTING

PROXY STATEMENT

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Liberty Tax, Inc., a Delaware corporation (the "Company") in connection with the Annual Meeting of Stockholders scheduled for September 12, 2019, at 11:30 a.m., Eastern Time at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (the "2019 Annual Meeting"). References to the 2019 Annual Meeting and this Proxy Statement include any adjournment or postponement of the 2019 Annual Meeting. The proxy materials were first mailed to stockholders on or about August 12, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 12, 2019

The notice of the 2019 Annual Meeting, this Proxy Statement and the 2019 Annual Report are available online at the Company's website at www.libertytax.com.

RECENT TRANSACTIONS

On July 10, 2019, the Company and certain direct or indirect wholly-owned subsidiaries of the Company entered into and completed certain transactions contemplated by an agreement of merger and business combination agreement (the “business combination agreement”) with affiliates of Vintage Capital Management, LLC (“Vintage”), providing for a series of transactions, including the acquisition by the Company of all of the outstanding equity interests in Buddy’s Newco, LLC (“Buddy’s), which operates substantially all of the Buddy’s Home Furnishings business (the “Merger”). A special committee of independent directors of the Board of Directors (the “Special Committee”) and the board of managers of Buddy’s unanimously approved the Merger and the other transactions contemplated by the business combination agreement. As a result of the Merger, each common unit of Buddy’s outstanding immediately prior to the Merger (other than common units held by Buddy’s, the Company, or their respective subsidiaries) was exchanged for 0.091863 shares of Voting Non-Economic Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and 0.459315 common units of Franchise Group New Holdco, LLC, a wholly-owned direct subsidiary of the Company (“New Holdco”, and such common units, the “New Holdco common units”), each of which are, together with one-fifth of a share of Preferred Stock, redeemable on exchange for shares of common stock, par value $0.01 per share (“Common Stock”), pursuant to the certificate of designation for the Preferred Stock and the limited liability company agreement of New Holdco after an initial six-month lockup period.

In connection with the Merger, the Special Committee and the Board also unanimously approved certain amendments (the “Amendments”) to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Amendments provide for, among other things, changing the Company’s name to “Franchise Group, Inc.”; increasing the number of authorized shares of the Company to 200,000,000, of which authorized shares 180,000,000 shares will be Common Stock and 20,000,000 shares will be preferred stock of the Company, par value $0.01 per share (including the Preferred Stock); a requirement that all holders of Common Stock will receive consideration in the same form and of the same kind and amount, calculated on a per share basis, in certain fundamental transactions; and that certain transactions with persons owning 20% or more of the then outstanding Common Stock will require (i) the approval of 66-2/3% of the voting power of the Company’s capital stock held by unaffiliated stockholders, (ii) the approval of independent directors or (iii) the satisfaction of certain price requirements. In addition, certain other conforming and ministerial changes to the Certificate of Incorporation were approved in connection with the changes described above. Pursuant to the business combination agreement, the Board adopted a resolution setting forth the Amendments and declaring its advisability, and the holders of shares of the Company’s outstanding capital stock representing a majority of the total number of votes of the Company’s capital stock as of July 26, 2019 adopted the Amendments by written consent in lieu of a meeting (the “Written Consent”). Under federal securities laws, the Amendments may not become effective until 20 calendar days after the date of distribution of an information statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware, and the Amendments will not be effective, until that time has elapsed.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2019 Annual Meeting?

Each holder of the 16,197,495 shares of the Company's Common Stock issued and outstanding at the close of business on July 26, 2019 ("Record Date") will be entitled to receive a notice of the 2019 Annual Meeting, and to attend and vote at the 2019 Annual Meeting. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2019 Annual Meeting. Additionally, holders of the 1,616,667 shares of Preferred Stock issued in connection with the Merger will also be entitled to receive a notice of the 2019 Annual Meeting, and to attend and vote at the 2019 Annual Meeting. Each share of Preferred Stock has the equivalent voting power of five shares of Common Stock.

What proposals will be voted on at the 2019 Annual Meeting?

Stockholders will vote on two proposals at the 2019 Annual Meeting:

1.	Election of nine (9) directors to serve on our Board of Directors (Proposal 1); and

2.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2).

We are not aware of any matters to be presented at the 2019 Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the 2019 Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the 2019 Annual Meeting is adjourned, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board of Directors recommend that I vote on these proposals?

The Board of Directors recommends that you vote your shares:

1.	"FOR" each of the Board's nominees for director (Proposal 1); and

2.	"FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2).

Who will bear the cost of this proxy solicitation?

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, 2019 Annual Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock and Preferred Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the 2019 Annual Meeting, including a proxy card; and

•	Our 2019 Annual Report, which includes our audited consolidated financial statements for the fiscal year ended April 30, 2019 ("Fiscal 2019").

If I am a stockholder of record, how do I vote?

You may vote by mail, by signing, dating and returning the accompanying proxy card that was sent to you with the proxy materials or you may also vote in person by written ballot at the 2019 Annual Meeting.

How may I obtain directions to the 2019 Annual Meeting?

Directions to attend the 2019 Annual Meeting, where you may vote in person, may be obtained by contacting the Corporate Secretary at kathleen.curry@libtax.com.

Voting Before the 2019 Annual Meeting

How do I vote by mail?

If you do not expect to attend the 2019 Annual Meeting in person and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company or to Equiniti Group plc at the address indicated on the proxy card, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the 2019 Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares in person at the 2019 Annual Meeting.

What does it mean if I receive more than one set of proxy materials for the 2019 Annual Meeting?

It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

As permitted by the SEC, only one set of the proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of proxy materials. This is known as householding.

The Company will promptly deliver, upon request, a separate copy of the Proxy Statement or the 2019 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

How may I view the voting results?

The results of voting at the 2019 Annual Meeting will be filed with the SEC within four business days after the 2019 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.libertytax.com). If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

How may I vote in person at the 2019 Annual Meeting?

If you plan to attend the 2019 Annual Meeting and wish to vote your shares in person, you will be asked to present valid government-issued photo identification, such as a driver's license. If you are a holder of record, you will need to bring with you your proxy card to gain admission to the 2019 Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

If your shares are held by a broker, bank or other similar organization, bring with you to the 2019 Annual Meeting the proxy card, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of Common Stock or Preferred Stock as of the Record Date. We can use that to verify your beneficial ownership of Common Stock or Preferred Stock and admit you to the 2019 Annual Meeting. If you intend to vote at the 2019 Annual Meeting, you also will need to bring to the 2019 Annual Meeting a legal proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the record holder holds for you in its name.

How may I revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the 2019 Annual Meeting. You can send a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the taking of the vote at the 2019 Annual Meeting. You can also attend the 2019 Annual Meeting and vote in person. Your attendance at the 2019 Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the 2019 Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

What constitutes a quorum?

Holders of a majority of the voting power represented by the issued and outstanding shares of capital stock of the Company entitled to vote (taking into account the Preferred Stock) who are present in person or represented by proxy, will constitute a quorum at the 2019 Annual Meeting. A quorum is required to transact business at the 2019 Annual Meeting. A representative of Equiniti Group plc has been appointed by the Company's Board of Directors to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the 2019 Annual Meeting, and will determine whether or not a quorum is present. If a quorum is not present, the 2019 Annual Meeting may be adjourned in order to solicit additional proxies.

How are votes counted?

Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such stockholder. Additionally, each share of Preferred Stock has the equivalent voting power of five shares of Common Stock. The holders of Common Stock and Preferred Stock will vote together as a single class on all matters. Except for the election of directors and except as otherwise required by law, the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)

To be elected as a Director, a nominee must receive a plurality of the voting power of the shares of capital stock present in person or represented by proxy and entitled to vote and, therefore, "withhold votes" will not impact the outcome of the elections.

Advisory and Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal 2)

Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers.

Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	"FOR" the election of each of the director nominees;

2.	"FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and

3.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes and how are they counted?

Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

The election of directors and the advisory approval of the compensation of the Company's named executive officers are considered non-routine matters and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. Because broker non-votes with respect to these matters will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count.

If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each proxy card. You are also always invited to attend the 2019 Annual Meeting and vote your shares in person.

Is my vote confidential?

Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2019 Annual Meeting except:

•	To meet any legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	To facilitate a successful proxy solicitation; or

•	To respond to stockholders who have written comments on proxy cards.

What is the Company's internet address?

The Company's internet address is www.libertytax.com. The Company's filings with the SEC are available free of charge via the "About Liberty" link at this website (click on the "Investor Relations" heading) and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors.

Except as may be provided in a resolution or resolutions providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of directors and until their successors are elected and qualified. As such, any vacancies in the Board of Directors shall be filled by the affirmative vote of the holders of at least a majority of the shares of Common Stock and Preferred Stock, voting together as a single class.

By resolution of the Board of Directors, the present size of the Board has been established at nine.  The Bylaws include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. No nominations were received for the 2019 Annual Meeting, and the nine nominees for the Board of Directors being recommended for election at the 2019 Annual Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating Committee. Each of the nine nominees, if elected, will hold office until the next annual meeting of stockholders and until his successor is elected and qualified. The Board has nominated Matthew Avril, Patrick A. Cozza, Thomas Herskovits, Brian R. Kahn, Andrew M. Laurence, Lawrence Miller, G. William Minner, Jr., Bryant R. Riley and Kenneth M. Young for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES

The following table sets forth information regarding our director nominees and designees, as of the date of this Proxy Statement:

Name	Age	Position(s)
Matthew Avril	58	Director
Patrick A. Cozza	63	Director
Thomas Herskovits	72	Director
Brian R. Kahn	45	Director
Andrew M. Laurence	44	Director
Lawrence Miller	70	Director
G. William Minner, Jr.	66	Director
Bryant R. Riley	52	Director
Kenneth M. Young	55	Director

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

Matthew Avril. Mr. Avril, age 58, has served as a director of the Company since September 2018 and is a self-employed consultant. He is currently a member of the strategic advisory board of Vintage. Since January 2018, he has been a director of Babcock & Wilcox. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc., a company in the hospitality and vacation ownership industries. From July 2014 until June 2016, Mr. Avril was a director of Aaron’s, Inc. From March 2011 to April 2016, Mr. Avril was a director of API Technologies. From February 2015 to March 2016, he was consultant to and Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”), a vacation ownership business. Previously, he served as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), an international hotel and leisure company, from August 2008 to July 2012. From 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril’s management background provides substantial additional expertise to the Board. Mr. Avril is a Certified Public Accountant (inactive status). Mr. Avril received a B.S. from the University of Miami.

Patrick A. Cozza. Mr. Cozza, age 63, has served as a director of the Company since May 2018 and is managing partner of Cozza Enterprises, LLC, a firm that provides strategic consultation and executive coaching services, a position he has held since January 2014. Mr. Cozza also serves as an Executive in Residence and Lecturer, Wealth Management, at the Silberman College of Business, Fairleigh Dickinson University. Mr. Cozza was formerly Chairman and Chief Executive Officer of HSBC Insurance North America, which operated four insurance companies with operations in the United States, Canada, Mexico, India and the United Kingdom, from January 2006 to December 2014. Concurrently, Mr. Cozza served as Senior Executive Vice President, Retail Banking and Wealth Management - North America for HSBC from January 2011 to December 2014, and previously served as Group Executive, Taxpayer Financial Services and North America and Mexico Insurance for HSBC from January 2002 to December 2006. HSBC Holdings plc is one of the world’s largest banking and financial services organizations. Mr. Cozza was also Chief Executive Officer of Taxpayer Financial Services from 2000 to 2002 and held a variety of senior leadership positions, including Chief Financial Officer, Chief Operating Officer and President of the Beneficial Insurance Group subsidiaries of Beneficial Corporation from 1985 to 1998. Mr. Cozza serves on the Boards of Directors of Scottish Re Life Insurance Company, the National Association of Corporate Directors New Jersey Chapter, Junior Achievement of New Jersey and the Silberman College of Business at Fairleigh Dickinson University. Mr. Cozza provides substantial management, leadership and strategic business experience and expertise to the Board of Directors. Mr. Cozza received a B.S. from Seton Hall University and an M.B.A. from Fairleigh Dickinson University.

Thomas Herskovits. Mr. Herskovits, age 72, served as a director of the Company from October 2015 until November 2017 and was reappointed to serve as a director in March 2018. Since 2014, Mr. Herskovits has been managing director of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView, Inc., a technology company. He served on the Board of Directors of that privately-held company from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits was President of the Breakfast Foods Division of General Foods and spent the first nine years of his career in brand management at The Procter & Gamble Company. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits received a B.S. in Architecture and Finance and an M.B.A. in Finance and Marketing from Syracuse University.

Brian R. Kahn. Mr. Kahn, age 45, has served as a director of the Company since September 2018 and founded and has served as the investment manager of Vintage and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Since 2012, Mr. Kahn has served as Chairman of the Board of Directors of Buddy’s, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Flexi Compras Corp., and Good-to-Go Wheels and Tires. Since January 2018, Mr. Kahn has been a director of Babcock & Wilcox Enterprises, Inc. (“Babcock & Wilcox”), a global leader in energy and environmental technologies and services for the power and industrial markets. Previously, Mr. Kahn was the Chairman of the board of directors of API Technologies Corporation from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Mr. Kahn has also served as a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories from 2014 until 2015 and Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012. Mr. Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Mr. Kahn received a B.A. from Harvard University.

Andrew M. Laurence. Mr. Laurence, age 44, has served as a director of the Company since September 2018 and is a partner of Vintage. Mr. Laurence joined Vintage in January 2010 and is responsible for all aspects of its transaction sourcing, due diligence and execution. Mr. Laurence served as Corporate Secretary of API Technologies from January 2011 until February 2016; he also served as Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. Since January 2015, Mr. Laurence has been a director and member of the audit committee of IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, aerospace and defense sectors. Mr. Laurence also serves as a director of Energes Services, LLC, an oilfield services company located in Colorado and as Manager of East Coast Welding & Fabrication, LLC, a metals fabrication business based in Massachusetts. He is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital - Milton. Mr. Laurence’s finance experience provides substantial expertise to the Board. Mr. Laurence received a B.A. from Harvard University.

Lawrence Miller. Mr. Miller, age 70, has served as a director of the Company since May 2018 and is the founder and Vice Chairman of the Board of Directors of StoneMor Partners L.P., an owner and operator of cemeteries and funeral homes in the United States. From April 2004 to May 2017, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of StoneMor Partners L.P. He also served as the Chief Executive Officer and President of Cornerstone Family Services from March 1999 through April 2004. Prior to joining Cornerstone, Mr. Miller was employed by The Loewen Group, Inc. (now known as the Alderwoods Group, Inc.), where he served in various management positions, including Executive Vice President of Operations from January 1997 until June 1998, and President of the Cemetery Division from March of 1995 until December 1996. Prior to joining The Loewen Group, Mr. Miller served as President and Chief Executive Officer of Osiris Holding Corporation, a private consolidator of cemeteries and funeral homes of which Mr. Miller was a one-third owner, from November 1987 until March 1995, when Osiris was sold to The Loewen Group. Mr. Miller served as President and Chief Operating Officer of Morlan International, Inc., one of the first publicly traded cemetery and funeral home consolidators from 1982 until 1987, when Morlan was sold to Service Corporation International. Mr. Miller brings to the Board of Directors extensive operating and managerial expertise, excellent leadership skills and significant experience in advancing growth strategies, including acquisitions and strategic alliances. Mr. Miller received a B.B.A and an M.B.A. in Finance from Temple University.

G. William Minner, Jr. Mr. Minner, age 66, has served as a director of the Company since February 2018. Since 1996, Mr. Minner has served as a contract Chief Financial Officer and consultant with responsibilities for finance and administration to over 25 companies. From June 1991 to December 1995, Mr. Minner served as Chairman, President and Chief Executive Officer of Suburban Federal Savings Bank in Collingdale, Pennsylvania. From December 1988 to May 1991, Mr. Minner served in various positions with Atlantic Financial Savings, F.A., including Senior Vice President - Credit and First Vice President - Loan Workout. Previously, Mr. Minner served as Audit Manager and Controller for the mortgage subsidiary of Magnet Bank, FSB from July 1984 to December 1988. Mr. Minner is a Certified Public Accountant. Mr. Minner has substantial experience in the financial services industry, including banking, lending, risk management, treasury management, financial analysis, SEC reporting, taxation, accounting and commercial real estate development. Mr. Minner qualifies as an audit committee financial expert under SEC rules. Mr. Minner received an M.B.A. and M.S. in Accounting from Marshall University.

Bryant R. Riley. Mr. Riley, age 52, has served as a director of the Company since September 2018 and has served as Chief Executive Officer and Chairman of B. Riley Financial, Inc. (“B. Riley”), a leader in providing a diverse suite of financial services and solutions for public and private companies as well as high net worth individuals, since June 2014, and as a director since August 2009. Previously, Mr. Riley served as the Co-Chief Executive Officer of B. Riley FBR, Inc. (formerly FBR Capital Markets & Co., LLC) from July 2017 to July 2018, as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and as Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006. He also previously served as Chairman of DDi Corp from May 2007 to May 2012 and Chairman of Lightbridge Communications Corporation (“LCC”) from October 2009 to October 2015. He also previously served on the boards of Cadiz Inc. from April 2013 to June 2014, Strasbaugh from July 2010 to August 2013, and STR Holdings, Inc. from March 2014 to August 2014. Mr. Riley’s public company experience, as well as his management expertise, provides substantial additional expertise to the Board. He also served on the board of directors for several private companies. Mr. Riley received a B.S. from Lehigh University.

Kenneth M. Young. Mr. Young, age 55, has served as a director of the Company since September 2018 and currently serves as President of B. Riley. In addition, Mr. Young serves as Chief Executive Officer for B. Riley Principal Investments, a wholly-owned subsidiary of B. Riley, which acquires, invests and operates harvest opportunities across several verticals, including communications, media, construction, and retail, with a focus on maximizing cash flows through operational expertise. Mr. Young has served on the boards of Orion Energy Systems, Inc., a manufacturer of high quality, industry leading LED lighting products, since August 2017 and Globalstar, Inc., a provider of mobile satellite services, since September 2015, and bebe stores, inc., a global brand clothing retailer, since January 2018. He also served on the boards of Proxim Wireless Corporation from December 2016 until July 2018, Special Diversified Opportunities Inc. from March 2015 until May 2017, where he served on the compensation committee, and B. Riley from December 2014 to September 2016, where he was the chair of the audit committee and served on the compensation committees and governance committees. Mr. Young has 30 years of operational, executive and director experience primarily within the communications and finance industry. Previously, he served as Chief Marketing Officer and Chief Operating Officer of the Americas at LCC from 2006 to 2008 before serving as President and Chief Executive Officer from 2008 to 2016. Prior to joining LCC, Mr. Young held various senior executive positions with multiple corporations, including Liberty Media’s TruePosition Location Services subsidiary. Additionally, Mr. Young held senior positions within Cingular Wireless, SBC Wireless, Southwestern Bell Telephone and AT&T as part of his 16-year tenure within the now combined AT&T Corporation. Mr. Young’s background in finance, as well as his management skills, provide valuable experience to the Board of Directors. Mr. Young holds a B.S. from Graceland University and an MBA from the University of Southern Illinois.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Risk Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee
Matthew Avril		X		X
Patrick A. Cozza	X	X(1)
Thomas Herskovits			X(1)
Brian R. Kahn			X
Andrew M. Laurence				X
Lawrence Miller			X	X(1)
G. William Minner, Jr.	X(1)	X
Bryant R. Riley	X
Kenneth M. Young		X	X
(1) Chairperson of Committee

Audit Committee

Our Audit Committee, which met thirteen times during Fiscal 2019, provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the Securities and Exchange Commission (the "SEC"); reviews and oversees risk management related to financial matters; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Minner has been designated the Company’s audit committee financial expert as defined under the applicable rules of the SEC and NASDAQ. The current members of the Audit Committee are listed above. The members of the Audit Committee during Fiscal 2019 were Messrs. Laurence, Minner and Herskovits and Mr. Ross Longfield. All of the

current members of our Audit Committee are, and all of the members who served on the Audit Committee during Fiscal 2019 were, independent as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

Our Compensation Committee, which met eight times during Fiscal 2019, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

The current members of the Compensation Committee are listed above. The members of the Compensation Committee during Fiscal 2019 were Messrs. Avril, Cozza, Herskovits, Longfield, Minner, and Young. All of the current members of our Compensation Committee are, and all of the members who served on the Compensation Committee during Fiscal 2019 were, independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the “Code”). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating Committee

Our Nominating Committee, which met four times during Fiscal 2019, is responsible for, among other things, making recommendations regarding the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. The Nominating Committee is also responsible for considering candidates nominated by stockholders for election to the Board, evaluating the proposed candidates and making recommendations regarding the candidates to the Board. The Nominating Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders.  While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company’s Secretary at the Company’s principal office located at Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 and must be received in a reasonable time prior to the next annual election of directors to be considered by the Nominating Committee. Any director candidate recommended by a stockholder will be reviewed and considered by the Nominating Committee in the same manner as all other director candidates based on the qualifications described in this section. In addition, our Nominating Committee approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process.

In evaluating candidates for election to the Board, the Nominating Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. In nominating candidates, the Committee takes into consideration the qualifications for directors included in the Board Charter and Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Pursuant to its Charter, the Nominating Committee has the authority to retain consultants or search firms to identify director candidates.

The current members of the Nominating Committee are listed above. The members of the Nominating Committee during Fiscal 2019 were Messrs. Herskovits, Kahn, Longfield, Miller, Minner and Young. All of the current members of our Nominating Committee are, and all members who served on the Nominating Committee during Fiscal 2019 were, independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating Committee Charter, which is available at the Company’s website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Risk Committee

Our Risk Committee, which met five times during Fiscal 2019, is responsible for, among other things, risk governance structure, risk management, and review of operational risk assessment guidelines and policies. All of the current members of our Risk Committee are independent under the rules and regulations of NASDAQ. In addition, our Risk Committee oversees the performance of the internal compliance department, evaluates and reports on the adequacy of our system of internal controls and processes governing all aspects of compliance operations. Our Risk Committee is also responsible for assisting the Board of Directors in its oversight and review of information regarding our risk management approach.

Meeting Attendance

During Fiscal 2019, our Board of Directors held eleven meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director, and (2) the total number of meetings held by all committees on which he served during the periods that he served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and beneficial owners of more than 10% of our Common Stock, to file with the SEC reports detailing their ownership of our Common Stock and changes in such ownership. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

There were no late filings of Section 16(a) reports during Fiscal 2019 by our executive officers and directors who served during Fiscal 2019, except for Messrs. Avril, Kahn, Laurence, Riley and Young, who each filed a late Form 3 in connection with their appointment to the Board of Directors.

Director Attendance at Annual Meeting of Stockholders

All Board members attended the Company’s Annual Meeting of Stockholders held on December 13, 2018 with the exception of Mr. Riley. While the Company does not have a formal policy with respect to annual meeting attendance, directors are encouraged to attend all annual meetings of stockholders.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

Code of Conduct

All directors, officers and employees of the Company must adhere to the ethical standards as set forth in the Liberty Tax, Inc. Code of Conduct (the "Code of Conduct"), which was amended in July 2018 to address policies and procedures including, but not limited to, conflicts of interests and related party transactions. The fundamental principles outlined in the Code of Conduct serve as a guide for matters, including but not limited to, adhering to ethical standards in day to day activities, engaging in fair dealings and best business practices, complying with state, federal and foreign laws, identifying conflicts of interest, ensuring financial integrity and reporting violations of the Code of Conduct. There are many resources in which potential violations of the Code of Conduct may be reported as well as related concerns or to seek guidance on ethical matters through in-person, email and telephone communications. The Company has established a Code of Conduct Hotline at 800-216-1288 and reports of possible violation can also be made to the Human Resources Director, the Compliance Department on the Compliance Hotline at 877-472-2110 or by email at www.lighthouse-services.com/libtax.

The Code of Conduct is available upon written request directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Avril, Cozza, Herskovits, Longfield, Miller, Minner, and Young served as members of our Compensation Committee during Fiscal 2019. No member of our Compensation Committee was, or was formerly, an officer or employee of the Company during Fiscal 2019. None of our executive officers served during Fiscal 2019 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director compensation is reviewed and approved by the Board based on the recommendations of the Compensation Committee of the Board. The Compensation Committee periodically reviews non-employee director compensation in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors. In Fiscal 2019, non-employee directors received the option of an annual retainer of $45,000 or an equal amount of compensation in the form of restricted stock. In addition, for those directors who served on the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee, members received annual retainers of $10,000, $7,500, $5,000 and $5,000, respectively, and the chairpersons received annual retainers of $20,000, $10,000, $7,500 and $7,500, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For Fiscal 2019, we also granted each of our non-employee directors stock-based compensation in the form of stock options and restricted stock units (“RSUs”) in a total combined approximate annual value of $65,000. The Chairman of the Board of Directors receives compensation in an amount 50% greater relative to the other non-employee directors in an equal mix of cash and equity. Non-employee director compensation is unchanged for the fiscal year ending April 30, 2020.

The table below sets forth all compensation paid to our non-employee directors for Fiscal 2019. Information regarding Ms. Ossenfort’s compensation for Fiscal 2019 is included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation	Total
Matthew Avril (5)	$40,652	$21,666	$43,334	$—	$105,652
Patrick A. Cozza (6)	60,054	21,666	43,334	—	125,054
Gordon D'Angelo (7)	12,989	—	—	—	12,989
Thomas Herskovits (8)	70,054	21,666	43,334	—	135,054
John T. Hewitt (9)	11,250	—	—	—	11,250
Brian R. Kahn (10)	42,228	21,666	43,334	—	107,228
Andrew M. Laurence (11)	51,033	32,499	64,999	—	148,531
Ross N. Longfield (12)	5,897	—	—	—	5,897
Ellen M. McDowell (13)	12,690	—	—	—	12,690
Lawrence Miller (14)	55,326	21,666	43,334	—	120,326
G. William Minner, Jr. (15)	74,348	21,666	43,334	—	139,348
Bryant R. Riley (16)	45,380	21,666	43,334	—	110,380
John Seal (17)	12,120	—	—	—	12,120
Kenneth M. Young (18)	40,652	21,666	43,334	—	105,652

(1)
Amounts in this column reflect the grant date fair value of the restricted stock and RSUs granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for Fiscal 2019 are included in Note 10 to the Company's audited financial statements for Fiscal 2019.

(2)
The value reported in the “Stock Awards” column represents RSUs granted to directors which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company’s Common Stock. The aggregate amount of RSUs outstanding as of April 30, 2019 for each of Messrs. Avril, Cozza, Herskovits, Kahn, Miller, Minner, Riley and Young was 1,804 RSUs and 2,706 RSUs for Mr. Laurence. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's Common Stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each director, under the Company's 2011 Equity and Cash Incentive Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant.

(4)
The aggregate number of option awards outstanding as of April 30, 2019 for each of Messrs. Avril, Cozza, Herskovits, Kahn, Miller, Minner, Riley and Young was 13,889 options and 20,833 options for Mr. Laurence. Messrs. D’Angelo, Hewitt, Longfield, McDowell and Seal did not have any options outstanding as of April 30, 2019.

(5)	Fees earned for Mr. Avril includes a $32,772 annual board retainer fee, a $4,728 Compensation Committee member retainer fee, and a $3,152 Risk Committee member retainer fee.

(6)	Fees earned for Mr. Cozza includes a $41,576 annual board retainer fee, a $9,239 Audit Committee member retainer fee, and a $9,239 Compensation Committee chairman retainer fee.

(7)	Mr. D'Angelo resigned from the Board effective August 2018. Fees earned for Mr. D'Angelo includes a $11,250 annual board retainer fee and a $1,739 Strategic Planning Committee member retainer fee.

(8)
Fees earned for Mr. Herskovits includes a $45,000 annual board retainer fee, a $3,696 Audit Committee member retainer fee, a $7,500 Nominating Committee chairman retainer fee, and a $13,858 Strategic Planning Committee chairman retainer fee.

(9)	Mr. Hewitt resigned from the Board effective August 2018. Fees earned for Mr. Hewitt includes a $11,250 annual board retainer fee.

(10)	Fees earned for Mr. Kahn includes a $32,772 annual board retainer fee, a $3,152 Nominating Committee member retainer fee, and a $6,304 Strategic Planning Committee member retainer fee.

(11)	Fees earned for Mr. Laurence includes a $41,577 annual board retainer fee, a $6,304 Audit Committee member retainer fee, and a $3,152 Risk Committee member retainer fee.

(12)
Mr. Longfield resigned from the Board effective May 2018. Fees earned for Mr. Longfield includes a $3,424 annual board retainer fee, a $761 Audit Committee member retainer fee, a $571 Compensation Committee member retainer fee, a $380 Nominating Committee member retainer fee, and a $761 Risk Committee chairman retainer fee.

(13)	Ms. McDowell resigned from the Board effective August 2018. Fees earned for Ms. McDowell includes a $11,250 annual board retainer fee and a $1,440 Risk Committee member retainer fee.

(14)
Fees earned for Mr. Miller includes a $41,576 annual board retainer fee, a $2,201 Compensation Committee member retainer fee, a $4,620 Nominating Committee member retainer fee, and a $6,929 Risk Committee chairman retainer fee.

(15)
Fees earned for Mr. Minner includes a $45,000 annual board retainer fee, a $20,000 Audit Committee chairman retainer fee, a $7,500 Compensation Committee member retainer fee, and a $1,848 Nominating Committee member retainer fee.

(16)	Fees earned for Mr. Riley includes a $32,772 annual board retainer fee, a $6,304 Audit Committee member retainer fee, and a $6,304 Strategic Planning Committee member retainer fee.

(17)	Mr. Seal resigned from the Board effective August 2018. Fees earned for Mr. Seal includes a $11,250 annual board retainer fee and a $870 Risk Committee member retainer fee.

(18)	Fees earned for Mr. Young includes a $32,772 annual board retainer fee, a $4,728 Compensation Committee member retainer fee and a $3,152 Nominating Committee member retainer fee.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that all of our current directors are “independent” under the applicable rules and regulations of the SEC and NASDAQ. Mr. Longfield, a former director that served during Fiscal 2019 was also deemed independent. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock.

Mr. Hewitt served as our Chairman of the Board of Directors for a short time during Fiscal 2019. In July 2018, Mr. Hewitt entered into a stock purchase agreement, as subsequently amended (the “Agreement”), with an unaffiliated third party whereby Mr. Hewitt agreed to sell to all of the shares of the Company’s Class A common stock and Class B common stock owned directly and indirectly by him (the “Sale”). As a result of this Sale, Mr. Hewitt resigned as Chairman and a director and caused the following members of the Board previously elected to the Board by Mr. Hewitt to tender their resignations to the Board: Mr. D’Angelo, Ms. McDowell, Ms. Ossenfort and Mr. Seal (together with Mr. Hewitt, the “Class B Directors”).

Regarding the Class B Directors, during Fiscal 2019, Mr. Hewitt was not deemed independent as a result of his service as our Chairman of the Board and controlling stockholder, Ms. McDowell was not deemed independent as a result of her familial relationship with Mr. Hewitt, Ms. Ossenfort was not deemed independent as a result of her position as President and Chief Executive Officer of the Company and her operation of franchises and Area Developer ("AD") territories of the Company, Mr. D’Angelo was not deemed independent as a result of his prior employment status with the Company and Mr. Seal was not deemed independent as a result of his relationships with the Company.

In September 2018, the Board of Directors appointed Andrew M. Laurence to serve as Chairman of the Board. The Board historically has not designated a “lead independent director,” but the Company’s Board of Directors Charter and Governance Guidelines provide that the Board may, at its election, select an independent director to serve as lead independent director. The Board has determined that it is in the best interest of the Company’s stockholders at this time for the positions of Chairman of the Board and Chief Executive Officer to be separated.

The Risk Committee was established to have oversight responsibility of the Company’s risk governance structure, risk management and to monitor the Company's operational risks. However, the Board of Directors expects the Company’s management to take primary responsibility for identifying material risks the Company faces and communicating them to the Risk Committee and to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Risk Committee, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operational risks as well as strategies for addressing and managing these risks. Certain other committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors each of the nine nominees identified above as "Director Nominees."

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
M. Brent Turner	48	Interim President and Chief Executive Officer
Michael S. Piper	56	Chief Financial Officer
Scott Terrell	47	Chief Information Officer
Shaun York	38	Chief Operating Officer

M. Brent Turner.   Mr. Turner has served as the Interim President and Chief Executive Officer of the Company since June 2019. Mr. Turner previously served as a consultant of the Company from September 2018 to June 2019. In addition, Mr. Turner served as Founder and CEO of Motus Advisors, a financial services consulting company. Prior to founding Motus Advisors, Mr. Turner served as Executive Vice President, Head of Consumer Lending and Tax for MetaBank, a federally chartered savings bank, since December 2016. Prior to joining MetaBank, Mr. Turner served as Founder and CEO of Specialty Consumer Services LP (“SCS”), a provider of technology, underwriting and consulting services to national tax return preparation companies, substantially all of the assets of which were acquired by MetaBank and its holding company, Meta Financial Group, Inc., in November 2016. Prior to founding SCS, LP, Mr. Turner severed as President of eCommerce for EZCORP.

Michael S. Piper. Mr. Piper has served as our Chief Financial Officer since June 2018. Since January 2018 and prior to rejoining the Company, Mr. Piper served as Chief Financial Officer of CDYNE Corporation, a web service solution provider and as a consultant to the Company from October 2017 through December 2017. Mr. Piper previously served as the Company’s Vice President of Financial Products from December 2014 to September 2017. In addition, from August 2004 to December 2014, Mr. Piper served the Company in other roles, including Director of Finance and Director of Financial Products. Prior to initially joining the Company and from July 2002 to August 2004, Mr. Piper served as Associate Vice President of Finance for Amerigroup Corporation. Mr. Piper is a Certified Public Accountant.

Scott Terrell. Mr. Terrell was appointed as Chief Information Officer on August 5, 2019. Most recently, Mr. Terrell served as Senior Vice President and Chief Information Officer of HealthMarkets, Inc. and its subsidiary companies, including HealthMarkets Insurance Agency, one of the largest independent health insurance agencies in the United States. Prior to joining HealthMarkets, Inc. in 2006, Mr. Terrell worked at Capgemini Energy in support of TXU, one of the largest energy companies in Texas. Earlier in his career, Mr. Terrell served in a variety of management and leadership positions in the IT departments at TXU and Sprint.

Shaun York. Mr. York has served as the Chief Operating Officer of the Company since February 2018. Mr. York has been involved with the Company since 2003 when he started working with the Central Florida ADs.  He joined the Company as a franchisee in October of 2003.  Currently he owns multiple franchise locations in the Tampa, Florida area.  Over the last ten years, Mr. York has been an AD in Tampa, Polk County and Brevard County in Florida and in Birmingham, Alabama (the latter of which was sold in 2016). Over the past five years, Mr. York has periodically worked as a consultant or an employee of the Company, serving in various operations roles.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis for Fiscal 2019 (the “CD&A”) discusses the compensation for our “named executive officers” set forth in detail in the Fiscal 2019 Summary Compensation Table and the other tables and accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in Fiscal 2019 for our named executive officers.

Our named executive officers during Fiscal 2019 consisted of the following individuals:

Name	Position(s)
Nicole Ossenfort (1)	former President and Chief Executive Officer
Michael S. Piper	Vice President, Chief Financial Officer
Shaun York	Vice President, Chief Operating Officer
Nicholas E. Bates (2)	former Vice President, Chief Financial Officer

(1)	Ms. Ossenfort left the Company in June 2019.

(2)	Mr. Bates left the Company in June 2018.

Compensation Overview and Objectives

We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. For Fiscal 2019, the Compensation Committee tied the level of potential bonus payments for each of the named executive officers solely to Company-wide financial performance objectives.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our employees. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee took into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Determination of Compensation

Our Compensation Committee is responsible for determining our compensation and benefit plans generally and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year. The Compensation Committee is also responsible for reviewing and approving total compensation packages for new executive officers, as well as severance payments for departing executive officers.

In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer’s overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee. Our current interim Chief Executive Officer does not, and our former Chief Executive Officer did not, participate in any formal discussion with the Compensation Committee regarding his or her compensation.

The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

In April 2018, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to provide a complete market analysis and assessment of the competitiveness of the Company’s executive compensation program. As part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing the compensation paid by a peer group of companies to assess the competitiveness of the compensation of our executives. The peer group selected by the Compensation Committee, in consultation with Pearl Meyer, for purposes of evaluating compensation of the executives consisted of sixteen publicly-traded companies chosen because of their comparable revenues and/or market capitalization, status and size as franchisors, and/or their participation in our industry or similar industries. The peer group consisted of the following companies:

•	K12, Inc.

•	CBIZ, Inc.

•	1-800-FLOWERS.COM, Inc.

•	Resources Connection, Inc.

•	Blucora, Inc.

•	Strayer Education Inc.

•	American Public Education, Inc.

•	GP Strategies Corporation

•	Capella Education Company

•	Nutrisystem, Inc.

•	Rosetta Stone, Inc.

•	Carriage Services, Inc.

•	Franklin Covey Co.

•	RE/MAX Holdings, Inc.

•	PRGX Global, Inc.

•	Cambium Learning Group, Inc.

In connection with the April 2018 compensation study by Pearl Meyer, the Compensation Committee approved, and the Company entered into, employment agreements with Messrs. Piper and York and Ms. Ossenfort. Those agreements, along with the agreements for the other named executive officers is further described in “Individual Compensation Arrangements with Named Executive Officers.”

2018 Say-on-Pay

The Compensation Committee values the input of our stockholders regarding the design and effectiveness of our executive compensation program. At the 2018 annual meeting of stockholders, the Company asked its stockholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory stockholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. Approximately 99% of the stockholders who voted on the “say-on-pay” proposal at the 2018 annual meeting of stockholders approved the compensation of our named executive officers, while approximately 1% voted against the proposal. In light of such strong support, the Compensation Committee determined that no significant additional changes were needed to the executive compensation program for Fiscal 2019. Nonetheless, because market practice and our business needs continue to evolve, the Compensation Committee continually evaluates our compensation program and makes changes when warranted.

Components of Compensation for Fiscal 2019

For Fiscal 2019, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

Annual Bonuses

The Company has an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses, which are generally paid during June for the prior fiscal year’s performance, are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics, subject to the Compensation Committee discretion. Actual bonuses were to be based upon the achievement of the applicable performance objectives. No bonuses were to be earned under the bonus plan unless income before income taxes exceeded the prior year’s income before income taxes. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

The target bonus amounts for each named executive officer for Fiscal 2019 is set forth below:

Name	Adjusted EBITDA	Franchise Performance	Cost Reductions	Corporate Governance	Total Target Bonus as Percentage of Base Salary
Nicole Ossenfort	60%	15%	10%	15%	80%
Michael S. Piper	60%	15%	10%	15%	80%
Shaun York	60%	15%	10%	15%	80%
Nicholas E. Bates (1)	—%	—%	—%	—%	—%

(1) Mr. Bates left the Company in June 2018, prior to February 15 of the fiscal year; therefore, according to his employment agreement, he was not eligible for a bonus in Fiscal 2019.

With respect to annual bonuses, the named executive officers who departed during Fiscal 2019 were either ineligible to receive an annual bonus or received negotiated amounts through their separation agreements.

Long-term equity compensation

2011 Equity and Cash Incentive Plan

On August 26, 2011, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (referred to as the “2011 Equity and Cash Incentive Plan” or the “2011 Plan”). The 2011 Plan was subsequently approved by our stockholders on August 30, 2011. The Plan provides us with the ability to utilize different types of equity incentive awards (compared to only the stock options available under the 1998 Plan) as a part of our overall compensation structure.

        Key features of the 2011 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
The maximum number of shares of our Common Stock remaining available for future issuance under the 2011 Plan is 1,557,254 (as of July 26, 2019). The maximum number of shares of our Common Stock that may be issued under the 2011 Plan may be issued under any type of award, including incentive stock options.

•	The 2011 Plan does not include any reload or “evergreen” share replenishment features.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the 2011 Plan require stockholder approval.

•	The 2011 Plan is administered by our Compensation Committee.

•
No dividends or dividend equivalents may be granted in connection with options, Stock Appreciation Rights or other stock-based awards in the nature of purchase rights (as defined below). No dividends or dividend equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

In determining the actual number of options awarded to our named executive officers, the Board of Directors considered our past grant practices and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Historically, the Board of Directors determined the actual number of options to be awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents.

The Company has entered into compensation arrangements with the named executive officers, which are described in more detail below under the heading “Individual Compensation Arrangements with Named Executive Officers.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our outstanding stock grants and remaining shares available as of April 30, 2019 under the 2011 Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	965,036	$10.82	1,442,641
Equity compensation plans not approved by security holders	—	—	—
Total	965,036	$10.82	1,442,641

Retirement Benefits

Each of our named executive officers have the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $18,000 and $18,500 in the 2017 and 2018 calendar years) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($6,000 in both the 2017 and 2018 calendar years) imposed by the Code.

We may, in our discretion on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's bi-weekly compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Each of our named executive officers participated in our 401(k) plan during Fiscal 2019 and received matching contributions.

Perquisites and Other Benefits

In Fiscal 2019, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m)

The Compensation Committee has considered Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally set a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. The Compensation Committee has considered Section 162(m)’s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.

Section 162(m) was amended on December 22, 2017 by the Tax Cuts and Jobs Act. Under the Tax Cuts and Jobs Act, Section 162(m) will now apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee for the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. In addition, the exception under Section 162(m) for performance-based compensation will no longer be available for compensation paid by the Company in taxable years beginning after December 31, 2017, except for certain grandfathered performance-based compensation.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis (the "CD&A"), and the Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee:

Patrick A. Cozza (Chair)
Matthew Avril
G. William Minner, Jr.
Kenneth M. Young

EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

We are parties to employment agreements with each of the Company's named executive officers, the material terms of which are described below.  The agreements are automatically renewed for successive one-year terms, unless the Company or the named executive officer gives the other written notice of non-renewal at least 90 days prior to the expiration of the term. These employment agreements entitle the named executive officers to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to certain of the Company's SEC filings.

Nicole Ossenfort, former President and Chief Executive Officer

On February 19, 2018, Ms. Ossenfort was appointed as the Company’s President and Chief Executive Officer. At the time of Ms. Ossenfort’s appointment, the Compensation Committee had not determined the compensatory arrangements for Ms. Ossenfort. However, on March 16, 2018, the Compensation Committee approved an interim annual base salary for Ms. Ossenfort in the amount of $400,000 for services provided on and after February 19, 2018 while the Compensation Committee continued its evaluation and review of the Pearl Meyer market analysis and assessment of the overall competitiveness of the Company’s executive compensation program.

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 1, 2018, the Company entered into an employment agreement with Ms. Ossenfort. Under Ms. Ossenfort’s employment agreement, she was entitled to an annual base salary of $450,000. Ms. Ossenfort also received a one-time signing bonus consisting of the following components: (i) $225,000 payable in cash, (ii) RSUs valued at $325,000 as of the date of grant which were to vest in three equal installments over a three-year period, and (iii) stock options valued at $325,000 as of the date of grant which were to vest in three equal installments over a three-year period. Ms. Ossenfort also received $75,000 in relocation bonus and was entitled to a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Additionally, pursuant to her employment agreement, Ms. Ossenfort was entitled to an annual bonus with a target maximum of 80% of her base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

The RSU awards and stock option awards as described above are subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Ms. Ossenfort received certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in her employment agreement.

Ms. Ossenfort left the Company on June 9, 2019. Ms. Ossenfort received certain amounts pursuant to the terms of her employment agreement, which is described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Michael S. Piper, Chief Financial Officer

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 15, 2018, the Company entered into an employment agreement with Mr. Piper, the Company’s current Chief Financial Officer. Under the employment agreement, Mr. Piper is entitled to an annual base salary of $346,000. Mr. Piper also received a one-time signing bonus consisting of the following components: (i) $200,000 payable in cash, (ii) RSUs of the Company’s Common Stock valued at $285,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options to purchase 175,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value of the shares on the date of grant which vest in three equal installments over a three-year period. Mr. Piper is also entitled to an annual bonus with a target maximum of 80% of his base salary as of the last day of the previous fiscal year, and his eligibility for such annual bonus shall be determined on a basis consistent with other named executive officers.

The RSU awards and stock option awards as described above are subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Mr. Piper receives certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

Shaun York, Chief Operating Officer

On February 19, 2018, Mr. York was appointed as the Company’s current Chief Operating Officer. At the time of Mr. York’s appointment, the Compensation Committee had not determined the compensatory arrangements for Mr. York. However, on March 16, 2018, the Compensation Committee approved an interim annual base salary for Mr. York in the amount of $300,000 for services provided on and after February 19, 2018 while the Compensation Committee continued its evaluation and review of the Pearl Meyer market analysis and assessment of the overall competitiveness of the Company’s executive compensation program.

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 1, 2018, the Company entered into an employment agreement with Mr. York which provided for an annual base salary of $300,000. Under Mr. York’s employment agreement, and in addition to base salary, he also received a one-time signing bonus consisting of the following components: (i) $150,000 payable in cash, (ii) RSUs of the Company’s Common Stock valued at $200,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options valued at $200,000 as of the date of grant which vest in three equal installments over a three-year period. Mr. York also received $90,000 in relocation bonus and was entitled to a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Mr. York is entitled to an annual bonus with a target maximum of 80% of his base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

The RSU awards and stock option awards as described above are subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Mr. York receives certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended April 30, 2019, 2018 and 2017. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended April 30,	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Nicole Ossenfort, former President and Chief Executive Officer (6)	2019	$444,231	$225,000	$325,000	$325,000	$—	$120,174	$1,439,405
	2018	124,615	—	—	—	—	385	125,000
Michael S. Piper, Vice President, Financial Products (7)	2019	294,100	200,000	285,000	300,000	—	233,945	1,313,045
	2018	160,259	—	—	—	—	448,737	608,996
	2017	237,893	—	350,003	—	—	7,137	595,033
Shaun York, Vice President, Chief Operating Officer (8)	2019	300,000	150,000	200,000	200,000	—	133,169	983,169
	2018	77,446	—	—	—	—	3,276	80,722
Nicholas E. Bates, former Vice President, Chief Financial Officer (9)	2019	46,154	—	—	—	—	466,515	512,669
	2018	253,431	37,260 (5)	474,520	—	—	6,263	771,474

(1)
Amounts in this column reflect the grant date fair value of stock awards granted to each named executive officer under the Company’s 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board of Directors, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for Fiscal 2019, included in our 2019 Annual Report.

(2)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company’s stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for Fiscal 2019, included in our 2019 Annual Report.

(3)	Amounts in this column were paid under the Company's annual cash bonus plans. No bonuses were paid in Fiscal 2019, 2018 or 2017.

(4)
For all individuals, these amounts reflect the Company’s matching contributions under its 401(k) plan. The 2019 amount for Ms. Ossenfort includes a relocation and housing stipend of $103,714 and a transition recognition bonus of $4,500. The 2019 amount for Mr. Piper includes a settlement payment of $222,500 and a transition recognition bonus of $3,460. The 2019 amount for Mr. York includes a relocation and housing stipend of $118,714 and a transition recognition bonus of $3,000. The 2019 amount for Mr. Bates includes an incentive release payment of $153,294 and severance of $300,000. The 2018 amount for Mr. Piper includes severance/settlement payments of $445,000.

(5)	The bonus amounts for Mr. Bates in Fiscal 2018 reflect a retention bonus.

(6)
Ms. Ossenfort was appointed President and Chief Executive Officer in February 2018. In June 2018, Ms. Ossenfort entered into an employment agreement entitling her to an annual base salary of $450,000, a signing bonus of $225,000 payable in cash, RSUs valued at $325,000 as of grant date which were to vest in three equal installments over a three-year period, stock options valued at $325,000 as of grant date which were to vest in three equal installments over a three-year period, and a $75,000 relocation bonus, and a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Ms. Ossenfort received $13,525 for serving on the Board in Fiscal 2018. Ms. Ossenfort left the Company in June 2019.

(7)
Mr. Piper left the Company as Vice President of Financial Products in September 2017 and rejoined as Chief Financial Officer in June 2018. In June 2018, Mr. Piper entered into an employment agreement entitling him to an annual base salary of $346,000, a signing bonus of $200,000 payable in cash, RSUs valued at $285,000 as of grant date which vest in three equal installments over a three-year period, and stock options valued at $300,000 as of grant date which vest in three equal installments over a three-year period.

(8)
Mr. York was appointed Chief Operating Officer in February 2018. In June 2018, Mr. York entered into an employment agreement entitling him to an annual base salary of $300,000, a signing bonus of $150,000 payable in cash, RSUs valued at $200,000 as of grant date which vest in three equal installments over a three-year period, stock options valued at $200,000 as of grant date which vest in three equal installments over a three-year period, and a $90,000 relocation bonus, and a housing stipend of $2,000 per month for the period of February 2018 through April 2019.

(9)	Mr. Bates was appointed Chief Financial Officer in December 2017 and left the Company in June 2018.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2019

The following table sets forth information regarding grants of plan based awards to each of the named executive officers during Fiscal 2019.

					All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4)
		Estimated Future Payments under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum
Nicole Ossenfort		$—	$360,000	$—	—	—	$—	$—
	6/1/2018	—	—	—	30,806	—	—	$325,000
	6/1/2018	—	—	—	—	149,083	10.55	325,000
Michael S. Piper		—	276,800	—	—	—	—	—
	6/15/2018	—	—	—	32,203	—	—	285,000
	6/15/2018	—	—	—	—	175,000	8.85	299,250
Shaun York		—	240,000	—	—	—	—	—
	6/1/2018	—	—	—	18,957	—	—	200,000
	6/1/2018	—	—	—	—	91,743	10.55	200,000
Nicholas E. Bates (5)		—	—	—	—	—	—	—

(1)
Because the adjusted EBITDA performance metric was not achieved, the Compensation Committee, in its discretion, determined that none of the named executive officers would receive a bonus payment for Fiscal 2019.

(2)	Represents RSUs.

(3)	Represents incentive stock option awards and non-qualifying option awards during Fiscal 2019. Each grant vests annually over a three-year period from the date of the grant.

(4)
Amounts in this column reflect the grant date fair value of the RSUs and options granted to each named executive officer under the Company’s 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for Fiscal 2019, included in our 2019 Annual Report.

(5)	Mr. Bates left the Company in June 2018, prior to February 15 of the fiscal year; therefore, according to his employment agreement, he was not eligible for a bonus in Fiscal 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END

The following table sets forth information regarding outstanding stock awards held by our named executive officers at April 30, 2019. All grants noted below were made under the 2011 Equity and Cash Incentive Plan.

		Number of Securities Underlying Unexercised Options (#)				Unvested Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number (#)	Market Value ($) (1)
Nicole Ossenfort (4)	6/1/2018	—	149,083	$10.55	(2)	30,806	$277,254
Michael S. Piper	6/15/2018	—	175,000	8.85	(3)	32,203	289,827
Shaun York	6/1/2018	—	91,743	10.55	(2)	18,957	170,613
Nicholas E. Bates (5)		—	—	—	—	—	—

(1)	Amounts reflect the number of RSUs that have not vested multiplied by the market value of $9.00 per share, which was the closing market price of the Company's Common Stock on April 30, 2019.

(2)	Options vest in annual installments in 2019, 2020, and 2021 with the expiration date for such options being five years after the date that they vested (June 1, 2024, 2025, and 2026, respectively).

(3)	Options vest in annual installments in 2019, 2020 and 2021 with the expiration date for such options being five years after the date that they vested (June 15, 2024, 2025 and 2026, respectively).

(4)	In connection with Ms. Ossenfort's departure from the Company, the vesting of her equity awards accelerated in June 2019.

(5)	Mr. Bates did not have any equity awards outstanding at April 30, 2019.

OPTIONS EXERCISED AND STOCK VESTED FOR FISCAL 2019

No named executive officers exercised stock options or had stock vest during the year ended April 30, 2019.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2019

In 2012, we adopted our Non-Qualified Deferred Compensation Plan ("NQDCP"), which became effective December 1, 2012. The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 100% of their salaries and up to 100% of their bonuses. We have agreed to credit the participants' contributions with earnings that reflect the performance of certain independent investment funds. The benefits under this plan are unsecured and are general assets of the Company. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with the Company for any reason or at a later date to comply with the restrictions of Section 409A of the Code. Participants may elect to receive their payments in a lump sum or installments. The Company does not make matching or other discretionary contributions to participant accounts.

There were no named executive officers who participated in our NQDCP during Fiscal 2019.

ACTUAL AND POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

None of our named executive officers for Fiscal 2019 have a change in control agreement. However, the employment agreements we entered into with each of the named executive officers entitle them to certain payments under their respective employment agreements upon certain qualifying terminations. The following describes certain terms of the employment agreements with Mr. Piper and Mr. York in effect as of April 30, 2019.

Under the employment agreements with Mr. Piper and Mr. York, the named executive is entitled to certain payments as follows:

If their respective employment agreement is terminated for any reason, he will be entitled to receive: (i) the base salary earned but not yet paid for services rendered to the Company on or prior to the date on which the employment period ends; (ii) any annual bonus awarded by the Board prior to the date of the Company’s receipt of the notice of termination for services rendered in any fiscal year which had been completed prior to the date on which the employment period ends and which had not previously been paid (provided that the Board did not impose a requirement that he or she be employed on the payment date); (iii) any business expenses incurred on or prior to the date on which the employment period ends that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect; and (iv) any vested benefits to which he or she is entitled under the Company’s employee benefit plans and any welfare benefits to which he or she is entitled in accordance with the terms of the Company’s welfare plans (collectively, the “Accrued Rights”).

Subject to the execution of a form of release by Messrs. Piper and York, as applicable, if, during the employment term his respective employment agreement is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. Piper or Mr. York for Good Reason (as defined in his employment agreement), he will be entitled to receive: (i) an amount equal to the Accrued Rights, (ii) an amount equal to 12 months of his then-current base salary as severance, paid in equal installments continuing for a 12-month period following the date of termination; (iii) the accelerated vesting of any incentive stock awards, including, but not limited to, stock options, stock appreciation rights, restricted stock and dividend equivalent rights, that were not vested as of the date of his termination, (iv) continued medical insurance coverage at the Company’s expense for a period of 12 months following the date of termination, unless he becomes reemployed with another employer and is eligible to receive such benefits from that employer, and (v) to the extent permitted under the terms and conditions of any life insurance policy, the ability to convert such policy to an individual policy.

If the named executive officer’s employment is terminated as a result of his death or Disability (other than as a consequence of Employment-Related Death or Disability), he is entitled to his Accrued Rights.

The following table shows actual and potential payments upon each named executive officer's termination. The amounts calculated in the table assume the termination occurred on April 30, 2019 and that the named executive officer was paid in a lump sum payment. The Employment Agreements of Ms. Ossenfort and, Messrs. Piper and, York provide for multiple payments.

	Severance Compensation		Benefits and Perquisites
Name	Severance	Bonus	Unvested Stock Awards(1)	Welfare Benefits	Total
Nicole Ossenfort
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	450,000	—	650,000	21,695	1,121,695
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	450,000	—	650,000	21,695	1,121,695
Employment-Related Death or Disability	450,000	—	650,000	21,695	1,121,695
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Michael S. Piper
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	346,000	—	460,000	—	806,000
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	346,000	—	460,000	—	806,000
Employment-Related Death or Disability	346,000	—	460,000	—	806,000
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Shaun York
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	300,000	—	400,000	22,575	722,575
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	300,000	—	400,000	22,575	722,575
Employment-Related Death or Disability	300,000	—	400,000	22,575	722,575
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—

(1)
Calculated based on the closing price of the Company's Common Stock on April 30, 2019, which was $9.00 per share; and the exercise price of unvested options, which ranges between $8.85 and $10.55 per share and RSUs.

Severance Payments Upon Termination

Nicole Ossenfort.     On June 9, 2019, Ms. Ossenfort provided notice of her resignation, effective on June 9, 2019. Under the terms of a release agreement entered into between the Mr. Ossenfort and the Company, Ms. Ossenfort received a cash payment of $487,500 and her RSU and stock option grants with a value of $216,669 and$216,668, respectively, vested. In addition, Ms. Ossenfort will receive 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $19,538, unless Ms. Ossenfort becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer. The separation and release agreement satisfied all obligations under Ms. Ossenfort’s employment agreement.

Nicholas E. Bates. On May 9, 2018, Mr. Bates provided notice of his resignation, effective on June 15, 2018. Under the terms of a separation and release agreement entered into between the Mr. Bates and the Company, Mr. Bates received a cash payment of $453,246. In addition, Mr. Bates will receive 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $21,695, unless Mr. Bates becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer. The separation and release agreement satisfied all obligations under Mr. Bates’s employment agreement.

FISCAL 2019 PAY RATIO

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our former President and Chief Executive Officer, Nicole Ossenfort, to the median of the annual total compensation of our other employees. We determined that, as of April 30, 2019, our employee population consisted of approximately 795 full-time, part-time, and seasonal employees. We excluded, for administrative convenience, our Canadian employees, who fell below the 5 percent de minimis threshold for exclusion based on our total employee population. We determined our median employee based on the gross wages (excluding equity awards, severance and bonuses) between May 1, 2018 and April 30, 2019 to each employee (other than our Chief Executive Officer and Canadian employees), employed as of April 30, 2019. The annual total compensation of our median employee (other than the Chief Executive Officer) was

$14,822. Ms. Ossenfort served as our President and Chief Executive Officer from February 2018 to June 2019. The total compensation of Ms. Ossenfort was $1,439,405, which included her base salary as outlined in her employment agreement. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 97 to 1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to apply different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company. As such, the estimated ratio reported above should not be used as a basis for comparison between companies.

AUDIT COMMITTEE REPORT

The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles (GAAP). The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, including the Company's internal auditor and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during Fiscal 2019, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

The Audit Committee has reviewed and discussed with management and Cherry Bekaert LLP ("Cherry Bekaert"), the Company's independent registered public accounting firm, the Company's audited financial statements for Fiscal 2019. The Audit Committee has also discussed with Cherry Bekaert the matters required to be discussed by the Public Company Accounting Oversight Board AS 1301, relating to communication with audit committees. In addition, the Audit Committee has received from Cherry Bekaert the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Cherry Bekaert's communications with the Audit Committee concerning independence, has discussed with Cherry Bekaert its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of Cherry Bekaert, and has considered whether Cherry Bekaert's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's 2019 Annual Report on Form 10-K.

Members of the Audit Committee

G. William Minner, Jr. (Chair)
Patrick A. Cozza
Bryant R. Riley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 26, 2019, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of July 26, 2019. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership is based on approximately 24,280,828 shares of Common Stock outstanding as of July 26, 2019 on an as-converted basis, which is based on approximately 16,197,495 shares of our Common Stock outstanding as of July 26, 2019 and the approximately 8,083,333 shares of Common Stock issuable upon redemption of the approximately 8,083,333 New Holdco common units and approximately 1,616,667 shares of Preferred Stock that were issued in connection with the Merger to the former members of Buddy’s. Each share of Preferred Stock has the equivalent voting power of five shares of Common Stock. The former Buddy’s members may elect, following an initial six-month lockup period to cause New Holdco and the Company to redeem (a) one New Holdco Unit and (b) one-fifth of a share of Preferred Stock, respectively, in exchange for one share of Common Stock.

Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days of July 26, 2019, and RSUs for which shares are issuable within 60 days of July 26, 2019, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Common Stock Beneficially Owned
	Number	Voting Percent
5% Stockholders:
B. Riley Financial, Inc. (1)	3,105,728	12.8%
Cannell Capital, LLC (2)	1,992,622	8.2%
Nantahala Capital Management, LLC (3)	1,113,849	4.6%
Vintage Capital Management, LLC (4)	8,986,095	37.0%

Named Executive Officers and Directors:
Matthew Avril	—	*
Nicholas E. Bates (5)	—	*
Patrick A. Cozza	—	*
Thomas Herskovits	2,671	*
Brian R. Kahn (6)	8,986,095	37.0%
Andrew M. Laurence	—	*
Lawrence Miller	—	*
G. William Minner, Jr.	—	*
Nicole Ossenfort (7)	149,082	*
Michael S. Piper	69,068	*
Bryant R. Riley (8)	3,105,728	12.8%
Shaun York	37,650	*
Kenneth M. Young	—	*
All executive officers and directors as a group (15 persons) (9)	12,350,294	50.9%

The shares of Common Stock listed in the table above are rounded up to the nearest whole share.

*	Represents beneficial ownership of less than 1%.

(1) Based on Amendment No. 2 to the Schedule 13D filed by B. Riley Financial, Inc., BRC Partners Opportunity Fund, LP, B. Riley Capital Management, LLC, BRC Partners Management GP, LLC, B. Riley FBR, Inc., Dialectic Antithesis Partners, LP, and BR Dialectic Capital Management, LLC. (collectively, “B. Riley”) on July 12, 2019, including notice that B. Riley Financial, Inc. has sole voting and investment power as to 2,005,353 shares of Common Stock and shared voting and investment power as to 1,100,375 shares of Common Stock; BRC Partners Opportunity Fund, LP has shared voting and investment power as to 475,000 shares of Common Stock; B. Riley Capital Management, LLC has shared voting and investment power as to 625,000 shares of Common Stock; BRC Partners Management GP, LLC has shared voting and investment power as to 475,000 shares of Common Stock; B. Riley FBR, Inc. has shared voting and investment power as to 475,375 shares of Common Stock; Dialectic Antithesis Partners, LP has shared voting and investment power as to 150,000 shares of Common Stock; and BR Dialectic Capital Management, LLC has shared voting and investment power as to 150,000 shares of Common Stock. The address for B. Riley is 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367.

(2) Based on the Form 4 filed by Cannell Capital LLC (“Cannell”) on July 16, 2019. The address for Cannell is 245 Meriwether Circle, Alta, Wyoming 83414.

(3) Based on the Schedule 13G filed by Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack (collectively, “Nantahala”) on February 14, 2019, including notice that it has sole voting and investment power with respect to these shares of Common Stock. The address for Nantahala is 19 Old Kings Highway S, Suite 200, Darien, Connecticut 06820.

(4) Based on Amendment No. 4 to Schedule 13D filed by Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Vintage Persons”) on July 11, 2019, including notice that (i) the Vintage Persons beneficially own approximately 4,158,484 shares of Common Stock, 4,827,611 New Holdco common units and 965,522 shares of Preferred Stock, which New Holdco common units and shares of Preferred Stock are redeemable for approximately 4,827,611 shares of Common Stock, (ii) the Vintage Persons share voting power with respect to approximately 6,073,467 shares of Common Stock (assuming the redemption of all New Holdco common units and shares of Preferred Stock beneficially owned by the Vintage Persons in exchange for shares of Common Stock) and (iii) Mr. Kahn has sole voting power with respect to approximately 2,912,628 shares of Common Stock (assuming the redemption of all New Holdco common units and shares of Preferred Stock beneficially owned by the Vintage Persons in exchange for shares of Common Stock). The address for Vintage is 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819. The Vintage Persons disclaim beneficial ownership of these shares and units for all purposes.

(5) Mr. Bates left the Company in June 2018.

(6) Mr. Kahn serves as the founder and investment manager of Vintage and disclaims beneficial ownership of these shares and units for all purposes.

(7) Ms. Ossenfort left the Company in June 2019.

(8) Mr. Riley serves as Chief Executive Officer and Chairman of B. Riley and disclaims beneficial ownership of these shares.

(9) Includes Mr. Turner who was named Interim Chief Executive Officer in June 2019 and Scott Terrell who was named Chief Information Officer in August 2019. Neither Mr. Turner nor Mr. Terrell beneficially owns any shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board appointed Cherry Bekaert as the Company’s independent registered public accounting firm for Fiscal 2019. Representatives of Cherry Bekaert are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Cherry Bekaert in Fiscal 2019 and Cherry Bekaert and Carr Riggs and Ingram LLC ("CRI") in 2018 for the audit of our annual financial statements for the fiscal years ended April 30, 2019 and 2018, and fees billed for other services rendered by Cherry Bekaert for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2019	2018
Audit fees (1)	$1,216,407	$1,791,381
Tax fees (2)	—	30,000
All other fees (3)	158,082	67,660
Total fees	$1,374,489	$1,889,041

(1) Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2) Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.

(3) All other fees consist of license fees for accounting research software, FDD fees, and information technology infrastructure.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during Fiscal 2019 was compatible with maintaining the independent accountant's independence.

PRIOR CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

On December 8, 2017, KPMG resigned as the Company’s independent registered public accounting firm, effective immediately. KPMG’s resignation was accepted and approved by the Company’s Audit Committee. KPMG's reports on the Company's financial statements for the fiscal years ended April 30, 2017 and April 30, 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In addition, there were no disagreements between the Company and KPMG on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the disagreement in their reports for such periods, or any subsequent interim period preceding KPMG's resignation.

KPMG informed the Audit Committee and management that Mr. Hewitt's past and continued involvement in the Company's business and operations, including his continued interactions with franchisees and ADs of the Company, led it to no longer be able to rely on management's representations, and therefore caused KPMG to be unwilling to be associated with the Company's consolidated financial statements. In notifying the Company of its resignation, KPMG advised the Audit Committee and management that it was not aware of any information that caused it to question the integrity of current management, but rather that the structural arrangement by which Mr. Hewitt controlled the Company was the cause of KPMG's concerns.  KPMG also noted that because certain information known to the Board regarding the reasons that the Board terminated Mr. Hewitt as Chief Executive Officer had not been disclosed to the current Chief Executive Officer and Chief Financial Officer, KPMG was uncertain as to whether it could continue to rely on management's representations. In light of Mr. Hewitt's actions and his ability to control the Board as the then-sole holder of the Class B common stock, KPMG informed the Audit Committee and management that it had concerns regarding the Company's internal control over financial reporting as related to integrity and tone at the top and such matters should be evaluated as potential material weaknesses.

The Company provided KPMG with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in the Current Report on Form 8-K filed with the SEC on December 11, 2017, and a copy of KPMG's letter, dated December 11, 2017, confirming KPMG's agreement with these statements was filed as Exhibit 16.1 with it.

On April 18, 2018, the Audit Committee engaged CRI as the Company’s independent registered public accounting firm for the fiscal year ended April 30, 2018, effective immediately. On June 5, 2018, CRI provided notice of its resignation as the independent registered public accounting firm of the Company, effective as of the same date. CRI’s decision to resign was not recommended or approved by either the Audit Committee or the Board. CRI did not complete any audits of the Company’s financial statements, and, therefore, CRI did not issue an adverse opinion or disclaimer of opinion, and no report was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through June 7, 2018, there were (i) no disagreements between the Company and CRI on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of CRI, would have caused them to make reference to the disagreement in their reports, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CRI with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in the Current Report on Form 8-K filed with the SEC on June 7, 2018, and a copy of KPMG's letter, dated June 7, 2018, confirming CRI's agreement with these statements was filed as Exhibit 16.1 with it.

On June 28, 2018, the Audit Committee engaged Cherry Bekaert LLP as its independent registered public accounting firm for the fiscal year ended April 30, 2018, effective immediately. During the Company’s two most recent fiscal years and through the date of its engagement of Cherry Bekaert, neither the Company nor anyone acting on its behalf consulted with Cherry Bekaert regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Cherry Bekaert that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) relating to the Company.

PROPOSAL 2 - ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that our stockholders have the opportunity to provide an advisory, non-binding vote to approve our executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal). Accordingly, our stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of our named executive officers as described below, by voting for or against this proposal.

The Compensation Committee of the Board of Directors has designed our executive compensation to attract, retain and reward our senior management who play a significant role in the organization’s current and future success. The Compensation Committee and the Board of Directors structure executive compensation to motivate these employees and strengthen the mutuality of interests between our senior management and our stockholders by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Compensation Discussion and Analysis.”

We believe that our executive compensation and compensation practices and policies are reasonable in comparison to our peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interests of stockholders and are necessary to attract and retain experienced, highly qualified executives important to our long-term success and the enhancement of stockholder value. The Board of Directors believes that our executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” the proposal.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders, and we will consider our stockholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2020 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the advisory approval of the compensation of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of our last completed fiscal year, of which the Company is or was a participant and:

•	the amounts involved exceeds $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of our Common Stock, or any member of the immediate family of the foregoing persons, has a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers for Fiscal 2019 and for our current executive officers are described in other sections of this Proxy Statement.

Nicole Ossenfort’s (Chief Executive Officer through June 9, 2019) franchise agreement

Ms. Ossenfort, together with her husband, Scott Ossenfort (together, with Ms. Ossenfort, the “Ossenforts”), jointly own a Company franchise through JL Enterprises. JL Enterprises borrows operating funds for working capital to operate the franchises each year.  During Fiscal 2019, JL Enterprises did not borrow any operating funds for working capital to operate the franchise. In Fiscal 2019, the Company has recorded $200,137 of accounts receivable from the Ossenforts for royalties, advertising and financial product charges, of which a balance of $0 remained outstanding and payable to the Company as of April 30, 2019.

Shaun York’s (Chief Operating Officer) franchises and AD agreements

The Company is or was a participant in the following related party transactions with Mr. York since the beginning of Fiscal 2019:

York Franchises. Mr. York owns ten Company franchises through S&P Tampa Tax LLC, and My Business Group LLC (the “York Franchise Entities”). The York Franchise Entities borrow operating funds from the Company for working capital to operate the franchises each year.

During Fiscal 2019, the York Franchise Entities borrowed operating funds in the amount of $287,290, of which $22,015 remained outstanding and payable to the Company as of April 30, 2019. In addition, during fiscal 2019, the Company recorded $192,833 of accounts receivable from the York Franchise Entities for royalties, advertising and financial product charges, of which $46,616 remained outstanding and payable to the Company as of April 30, 2019.

York AD. Mr. York has Area Development arrangements with the Company that are conducted through Yorkompany LLC and S&P Tampa Development LLC (the “York AD Entities”). The York AD Entities were acquired by Mr. York through various transactions with the Company and through third party agreements with AD sellers. In connection with those transactions, the York AD Entities financed a total of $4,059,460 through the Company to acquire the Area Development territories and associated rights. The loans are payable by the York AD Entities in annual installments at 12% interest. As of April 30, 2019, the aggregate outstanding principal balance owed by the York AD Entities on the notes was $1,780,000.

In Fiscal 2019, the Company recorded $9,749 of accounts receivable from the York AD Entities for new franchise leads and interest, of which $1,094 remains unpaid as of April 30, 2019. The York AD Entities earned $517,069 for their portion of franchise fees, royalties and interest in Fiscal 2019.

York Debt Guarantees. Mr. York also has entered into multiple guarantee agreements with the Company whereby Mr. York has guaranteed all or a portion of the indebtedness owed by other franchisees and ADs to the Company as related to certain financial transactions for which Mr. York had an interest. The indebtedness owed by these franchisees and ADs as of April 30, 2019 is approximately $2,249,811.

M. Brent Turner's (Interim Chief Executive Officer as of June 9, 2019) Consulting Agreement

Mr. Turner entered into a Consulting Agreement on September 20, 2018 commencing on October 1, 2018 and in effect until September 30, 2019 (the "Consulting Agreement"). The Consulting Agreement paid a fee at a monthly rate of $65,000 with a total of $455,000 being paid in Fiscal 2019. Mr. Turner entered into an Employment Agreement with the Company on June 9, 2019 upon his appointment as Interim Chief Executive Officer (the “Employment Agreement”). The Employment Agreement made the Consulting Agreement void and of no effect.

John Seal’s (former director) AD agreement

The Company is or was a participant in the following related party transactions with Mr. Seal since the beginning of Fiscal 2019:

JMS Tax, an entity controlled by John Seal, a former director of the Company, owns an AD territory in Texas which a portion of the purchase price was financed through a note issued by the Company. The note had no outstanding principal balance as of April 30, 2019.

In Fiscal 2019, the Company recorded $5,290 of accounts receivable from JMS Tax for new franchise leads and interest of which $135 remains unpaid as of April 30, 2019. JMS Tax earned $131,535 for their portion of franchise fees, royalties and interest in Fiscal 2019.

Policy for review of related party transactions

We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our Common Stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2020 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Liberty Tax, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, no later than the close of business on April 14, 2020. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2020 annual meeting of stockholders to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, notice must be delivered no earlier than the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company). For the 2020 Annual Meeting, we anticipate that the meeting date will be September 10, 2020. Based on this anticipated meeting date, notice must be received no earlier than May 15, 2020 and no later than the later of June 14, 2020 or the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.libertytax.com under the "Investor Relations" link, by clicking on the "About Liberty" tab, or upon request to Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

M. Brent Turner Interim President and Chief Executive Officer Liberty Tax, Inc.
A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended April 30, 2019 will be furnished without charge to stockholders upon written request directed to the Company’s Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD TO SHAREOWNER SERVICES ADDRESS ABOVE.

The Board of Directors Recommends a Vote "FOR" All Director Nominees Listed in Item 1 and "FOR" Item 2.

Please fold here — Do not separate.

1. Election of directors:

01 Matthew Avril	04 Brian R. Kahn	07 G. William Minner, Jr.
02 Patrick A. Cozza	05 Andrew M. Laurence	08 Bryant R. Riley
03 Thomas Herskovits	06 Lawrence Miller	09 Kenneth M. Young

☐ Vote FOR all nominees listed (except as marked) ☐ Vote WITHHELD from all nominees

The Board of Directors recommends a vote FOR the director nominees.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LIBERTY TAX, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 12, 2019

11:30 a.m., Eastern Time

Liberty Tax, Inc. Corporate Headquarters
1732 Corporate Landing Parkway
Virginia Beach, Virginia 23454

Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 12, 2019.

The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side.

If no such directions are given, this proxy will be voted "FOR" all directors listed in Item 1 and "FOR" Item 2.

By signing the proxy, you revoke all prior proxies and appoint Brent Turner, Michael Piper and Tiffany McMillan-McWaters, and each of them with full power of substitution, to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

See reverse for voting instructions.